Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2021 in the Registration Statement (Form S-1) and related Prospectus of Renovacor, Inc. for the registration of its common stock and private placement warrants.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 15, 2021